Exhibit 10.1
FIRST AMENDMENT
THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of November 18, 2010, by and between MA-Riverside Project, L.L.C., a Delaware limited liability company (“Landlord”) and Tech Target, Inc., a Delaware corporation (“Tenant”).
RECITALS:
A.
Landlord and Tenant are parties to that certain Lease Agreement dated August 4, 2009 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant certain space currently containing approximately 87,875 rentable square feet (the “Original Premises”) in Building One, of which (i) approximately 14,527 rentable square feet are located on the first floor (known as Suite No. 150), (ii) approximately 44,962 rentable square feet are located on the second floor (known as Suite No. 200), and (iii) approximately 28,386 rentable square feet are located on the third floor. Building One is located at One Riverside Center, 275 Grove Street, Newton, Massachusetts 02466.

B.	Landlord and Tenant desire to enter into this Amendment for the purpose of adding additional premises to the Lease and otherwise supplementing the Lease as hereinafter set forth.
NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.	Addition of Premises.
1.01
Landlord leases to Tenant and Tenant accepts the space known as Suite 315A, containing approximately Eight Thousand Four Hundred (8,400) rentable square feet located on the third floor of the portion of the Building known as Building One, as such space is shown on Exhibit A attached hereto (the “Additional Space”), for the term (the “Additional Space Term”) commencing on the Additional Space Commencement Date (as such term is defined in Section 1.06 below) and ending on the last day of the Term of the Lease, unless the Lease or Tenant’s right to possession of the Premises thereunder terminates sooner, in which case the Additional Space Term shall end on such earlier termination date. During the Additional Space Term, the Additional Space shall be part of the Premises pursuant to the Lease and, except as otherwise provided in this Amendment, all terms and conditions contained in the Lease shall apply to the Additional Space in the same manner as such terms and conditions apply to the Original Premises.

1.02	Basic Rent per square foot of the Additional Space Rentable Area per annum shall be:

Basic Rent Per Square Foot of the Additional
Year	Space Rentable Area Per Annum
Year 1	$32.50
Year 2	$33.00
Year 3	$33.50
Year 4	$34.00
Year 5	$34.50
Year 6	$35.00
Year 7	$35.50
Year 8	$36.00
Year 9	$36.50
Year 10	$37.00
1.03
The Basic Rent Commencement Date with respect to the Additional Space (but not any other part of the Premises) shall be the date that is seven (7) full calendar months after the Additional Space Commencement Date.

1.04	From and after the Additional Space Commencement Date, Tenant’s Pro Rata Share pursuant to the Lease shall be 18.95%.
1.05	The Additional Space shall be used by Tenant solely for the Permitted Uses set forth in the Lease.
1.06
The term “Additional Space Commencement Date” shall mean the day following the date on which the Additional Space is ready for occupancy as provided in Section 1.07 below. Notwithstanding the foregoing, if Tenant’s personnel shall occupy all or any part of the Additional Space for the conduct of its business (which shall not include Tenant’s (or its agents) activities related to the preparation of the Additional Space for occupancy and use, including Tenant’s access to the Additional Space pursuant to Section 1.07 below) before the Additional Space Commencement Date as determined pursuant to the preceding sentence, such date of occupancy shall, for all purposes of this Amendment and the Lease, be the Additional Space Commencement Date. Promptly after the determination of the Additional Space Commencement Date, Landlord and Tenant shall executed and deliver a commencement letter substantially in the form attached to the Lease as Exhibit J.

1.07	Preparation of the Additional Space.
(a) Landlord and Tenant have approved the plans and specifications prepared by Visnick & Caulfield Associates, Inc., dated March 26, 2010 (the “V&C Space Plan”) attached hereto as Exhibit B. Landlord shall exercise all reasonable efforts to complete the work specified in the V&C Space Plan using substantially the same materials and finishes as those in the Original Premises (“Landlord’s Additional Space Work”), subject to Force Majeure Events and Tenant Delay (as defined below). If Landlord’s Additional Space Work has not been substantially completed by December 1, 2010 (the “Scheduled Additional Space Completion Date”), this Amendment shall nevertheless continue in full force and effect and Landlord shall not be liable therefor and shall continue to use diligent efforts to substantially complete Landlord’s Additional Space Work. Landlord shall perform Landlord’s Additional Space Work at its sole cost and expense, and in a lien free manner; provided that Landlord shall have the right to bond over any liens filed against the Additional Space or the Building. Landlord shall make such changes to the V & C Space Plan as may be reasonably requested by Tenant, provided that Tenant shall pay for all costs associated therewith, and any delay occasioned thereby shall be a Tenant Delay. Any such increase shall be paid to Landlord 50% upon the date of Tenant’s authorization to Landlord to proceed with such change, and 50% upon substantial completion thereof as certified by Landlord’s architect. Tenant shall, if requested by Landlord, execute a written confirmation of such excess costs and Tenant’s agreement to any Tenant Delay occasioned thereby before the time Landlord shall be required to commence work. Tenant shall not be responsible for any increase in the cost of Landlord’s Additional Space Work or any delay thereof caused by Landlord’s failure to perform Landlord’s Additional Space Work in accordance with the Plans. Landlord shall, at its expense, procure a certificate of occupancy or an equivalent use or occupancy permit or approval issued by the local building inspector in connection with its construction obligations hereunder as a condition to the occurrence of the Additional Space Commencement Date. Tenant shall have the right to inspect the progress of Landlord’s Additional Space Work from time to time upon reasonable prior verbal notice to Landlord. Landlord shall also respond to Tenant’s reasonable requests for verbal updates as to the progress of Landlord’s Additional Space Work.
(b) The Additional Space shall be deemed ready for occupancy, and “substantial completion” shall be deemed to have occurred on the first day as of which each of the following shall have occurred: (A) Landlord’s Additional Space Work has been completed in accordance with the V&C Space Plan, except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without causing undue interference with Tenant’s use and occupancy of the Additional Space for the conduct of business (i.e., so-called “punch list” items); (B) a certificate of occupancy or an equivalent use or occupancy permit or approval has been issued by the local building inspector permitting the use of the Additional Space for the Permitted Uses; and (C) a certificate of substantial completion has been issued to Landlord and Tenant by Landlord’s architect in connection with Landlord’s construction obligations hereunder (which determination shall be made by Landlord’s architect and shall be conclusive and binding upon Landlord and Tenant).
(c) Landlord shall use reasonable efforts to give Tenant notice at least ten (10) days before the anticipated date of substantial completion of Landlord’s Additional Space Work. Landlord shall use diligent efforts to complete any punch list items as quickly as possible but in any event within sixty (60) days after the Additional Space Commencement Date or as soon any as conditions imposed by Tenant permit, to the extent feasible, and Tenant shall afford Landlord access to the Additional Space for such purposes.
(d) All telephone and data installation in the Additional Space and any other work necessary to prepare the Additional Space for occupancy by Tenant, other than the Landlord’s Additional Space Work, shall be the responsibility of the Tenant at its sole cost and expense. Failure or delay of such installation shall not delay the above completion date.

(e) Twenty-one (21) days prior to the Scheduled Additional Space Completion Date Landlord shall notify Tenant (which notice may be verbal to Tenant’s representative in respect of Landlord’s Additional Space Work) that Tenant may access the Additional Space for the purpose of allowing Tenant or its contractors, without the requirement for payment of Rent, to prepare the Additional Space for occupancy and use, including to install furniture and similar set up work required to prepare the Additional Space for occupancy when such access may be provided without material interference with the remaining Landlord’s Additional Space Work provided that any such work to be performed by Tenant or its contractors during such period shall (i) not interfere with the remaining Landlord’s Additional Space Work, (ii) be coordinated with the remaining Landlord’s Additional Space Work in such a manner as to maintain harmonious labor relations and not cause any work stoppage or damage to the Additional Space or the Building, and (iii) not interfere with any other construction in the Building or Building operation. Tenant agrees not to employ or permit the use of any labor or otherwise take any action which might result in a labor dispute involving personnel providing services in the Building pursuant to arrangements with Landlord.
(f) If a delay shall occur in the date the Additional Space is ready for occupancy as the result of any of the following (a “Tenant Delay”):
(i) Any documented request by Tenant that Landlord delay in the commencement or completion of Landlord’s Additional Space Work for any reason;
(ii) Any change by Tenant in any of the Landlord’s Additional Space Work that, in Landlord’s reasonable judgment, causes a delay in Landlord’s completion of Landlord’s Additional Space Work;
(iii) Any other act or omission of Tenant or its officers, agents, servants or contractors; or
(iv) Any act or omission of Tenant in violation of paragraph (a) of this Section 1.07;
then, in the event that Landlord is actually delayed by any of the above, the Scheduled Additional Space Completion Date shall be extended on a day-for-day basis. In the event that Landlord is actually delayed by a Force Majeure Event, the Scheduled Additional Space Completion Date shall be extended on a day-for-day basis.
(g) If Landlord’s Additional Space Work has not been substantially completed by February 1, 2011 for reasons other than a Force Majeure Event or Tenant Delay, then Tenant may (but shall not be required to) terminate this First Amendment by written notice delivered to Landlord by February 28, 2011, and this First Amendment shall thereupon terminate without further liability or obligation on the part of either party, unless Landlord’s Additional Space Work in the Additional Space is substantially completed within thirty (30) days after the delivery of such notice, in which event such notice shall be null and void, and this First Amendment shall remain in full force and effect.

(h) Tenant shall have the right to give Landlord written notice, not later than one hundred twenty (120) days after the Additional Space Commencement Date (and not later than the expiration of twelve (12) months after the Additional Space Commencement Date as to latent defects), of respects in which Landlord has not performed Landlord’s Additional Space Work. Landlord, at its cost and expense, shall be obligated to repair or complete those items of Landlord’s Additional Space Work identified in any such notice. Landlord shall correct any defects due to faulty workmanship or materials in Landlord’s Additional Space Work, provided Tenant shall have given written notice of such defects to Landlord before the first anniversary of the Additional Space Commencement Date. To the extent that Tenant has not timely delivered any such notices to Landlord on or prior to the applicable foregoing deadlines, Tenant shall be deemed to have acknowledged that all Landlord’s Additional Space Work has been completed to Tenant’s satisfaction and that Tenant has waived any claim that Landlord has failed to perform any of Landlord’s Additional Space Work. From and after the expiration of such twelve (12) month period, Tenant shall be entitled to the benefit of any applicable warranties obtained by Landlord from third parties with respect to Landlord’s Additional Space Work provided that Tenant shall be solely responsible for enforcing such warranties directly against the party providing the same. Landlord shall assign, to the extent permissible, all warranties to Tenant for the Additional Space following said twelve (12) month period.
1.08
From and after the Additional Space Commencement Date, (a) the definition of “Parking Space” under Section 1.2 of the Lease shall be “289 parking spaces, subject to the terms of Section 2.2 of the Lease”; and (b) the portion of the first sentence of Section 2.2 beginning with clause (ii) thereof shall be deleted and replaced with the following:

(ii)
two hundred eighty-nine (289) parking spaces, of which twenty-four (24) parking spaces shall be within the executive parking area under Building One, two hundred four (204) parking spaces shall be in the exterior parking garage, and sixty-one (61) parking spaces shall be located on the surface lot, on a non-exclusive, first-come, first-served basis, and in accordance with the provisions of Exhibit G-1.

1.09
Landlord shall use commercially reasonable efforts to install a submeter to measure Tenant’s electricity as part of the Landlord’s Additional Space Work, if the Additional Space is not already submetered or separately metered. If for any reason such electricity is not submetered or separately metered at any time during the Term, Tenant shall pay as additional rent all reasonably allocated charges attributable to the furnishing of electricity to the Additional Space.

2.
Right of First Offer — Suite 305A Premises. Landlord and Tenant hereby confirm that the space known and numbered as Suite 305A in Building One, which space consists of approximately 10,100 rentable square feet and is shown on Exhibit C attached hereto and made a part hereof (the “Suite 305A Premises”), shall constitute “space contiguous to the Premises” for the purpose of Article XVI of the Lease, and Tenant shall have the right of offer set forth therein with respect to the Suite 305A Premises.

3.	Miscellaneous.
3.01
This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. This Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Additional Space, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

3.02	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
3.03	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
3.04
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant. Tenant agrees that its execution of this Amendment constitutes a firm offer to enter the same, which may not be withdrawn for a period of 30 days after delivery to Landlord (or such other period as may be expressly provided in any other agreement signed by the parties).

3.05
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

3.06
Tenant hereby represents to Landlord that Tenant has dealt with no broker, agent or finder in connection with this Amendment other than Colliers Meredith & Grew and Jones Lang LaSalle (collectively, the “Brokers”). Tenant agrees to indemnify and hold Landlord, its members, managers, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers other than the Brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker, agent or finder in connection with this Amendment other than the Brokers. Landlord agrees to indemnify and hold Tenant, its members, managers, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

3.07	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
3.08
This Amendment may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission of a facsimile or by email of a pdf copy of the signed counterpart of this Amendment shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or pdf copy of the signed counterpart of this Amendment by email transmission shall in all events deliver to the other party an original signature promptly upon request.

3.09
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AMENDMENT OR THE LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL TENANT, LANDLORD OR ANY MORTGAGEES OR LANDLORD RELATED PARTIES EVER BE LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES (EXCEPT AS TO TENANT ITS LIABILITY FOR CONSEQUENTIAL DAMAGES AS EXPRESSLY PROVIDED UNDER SECTION 22 OF THE LEASE) OR ANY LOST PROFITS OF LANDLORD OR TENANT.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal in two or more counterparts as of the date first above written.

LANDLORD: MA-Riverside Project, L.L.C., a Delaware limited liability company
By:	/s/ Andrew Maher
	Name:	Andrew Maher
	Title:	Managing Director, Boston Leasing

TENANT: Tech Target, Inc., a Delaware corporation
By:	/s/ Greg Strakosch
	Name:	Greg Strakosch
	Title:	CEO

EXHIBIT A
PLAN SHOWING ADDITIONAL SPACE

EXHIBIT B
V&C SPACE PLAN

EXHIBIT C
PLAN SHOWING SUITE 305A PREMISES